EXHIBIT 99.2

Selected Financial Data (Host Hotels & Resorts, L.P.)

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2010. The following information should be read in conjunction with the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”:

	Calendar year
	2010	2009	2008	2007	2006
	(in millions, except per unit amounts)
Income Statement Data:
Revenues	$4,428	$4,135	$5,108	$5,215	$4,625
Income (loss) from continuing operations	(128)	(197)	382	532	303
Income (loss) from discontinued operations, net of tax(1)	(4)	(61)	32	202	464
Net income (loss)	(132)	(258)	414	734	767
Net income (loss) attributable to Host Hotels & Resorts, L.P.	(132)	(257)	411	728	758
Net income (loss) available to common unitholders	(140)	(266)	402	719	738
Basic earnings (loss) per common unit :
Income (loss) from continuing operations	(.21)	(.34)	.68	.96	.55
Income from discontinued operations	—	(.10)	.06	.37	.92
Net income (loss)	(.21)	(.44)	.74	1.33	1.47
Diluted earnings (loss) per common unit:
Income (loss) from continuing operations	(.21)	(.35)	.66	.95	.55
Income from discontinued operations	—	(.10)	.06	.37	.92
Net income (loss)	(.21)	(.45)	.72	1.32	1.47
Distributions declared per common unit(2)	.0408	.025	.65	1.00	.76
Balance Sheet Data:
Total assets	$12,410	$12,553	$11,948	$11,809	$11,805
Debt	5,477	5,837	5,876	5,515	5,833
Preferred units	—	97	97	97	97

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties disposed of and the gain or loss on those dispositions.